Exhibit 99.6

NEWS RELEASE

FOR IMMEDIATE RELEASE

LEGEND OIL AND GAS LTD. Drills on Kansas Leases

SEATTLE, Washington. – July 6, 2011 - Legend Oil and Gas Ltd. (OTCBB: LOGL) (“Legend”, the “Company”) is pleased to announce that it has drilled the first two wells of a three well program to develop its producing leases in Piqua, Kansas. The wells were drilled to a total depth of approximately 825 feet. It is anticipated the Company will commence the drilling of its third well in this development program within the next week and may consider drilling additional wells on these leases before year-end.

“Oil prices remain strong and the geological review of the leases indicate this development program can be commercially successful on the Orth-Gillespie, Gillespie South and Cress leases on the south part of our holdings at Piqua, Kansas,” said Legend’s President, Marshall Diamond-Goldberg.

Results to Date

Diamond-Goldberg, who was on site for the drilling of the first two wells, has examined the chip samples from these wells and has concluded that both wells, drilled on the Orth-Gillespie lease, contain very good oil shows in two separate sections of the Squirrel sand at depths just above 800 feet. “The nature and quality of the samples indicate the presence of un-swept oil reservoir in both zones, which is very encouraging from a production standpoint,” said the President. These wells will be logged and perforated, then fractured and equipped for production following the drilling of the third well which Legend expects to spud in the next week. All wells will be completed once the final well has been drilled and cased.

Legend will issue a follow-up release once the wells have commenced production.

About Legend Oil and Gas Ltd.

Legend Oil and Gas Ltd. is a managed risk, oil and gas exploration/exploitation, development and production company with activities currently focused on leases in southeastern Kansas and northern North Dakota.

Investor Contact

Marshall Diamond-Goldberg, President

marshalldg314@gmail.com

403-617-2071